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                                                                     EXHIBIT 5.1

                               PALMER & DODGE LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                January 21, 1999


PixTech, Inc.
Avenue Olivier Perroy
13790 Rousset
FRANCE

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by PixTech, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to an aggregate of 7,717,602 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") issued by the Company (the "Common Shares"), or issuable upon conversion of 367,269 shares of Series E Preferred Stock, $0.01 par value (the "Preferred Shares"), into Common Stock (the "Conversion Shares"), for resale by certain stockholders of the Company listed therein.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Common Shares and the Preferred Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Common Shares and the Conversion Shares have been duly authorized and that the Common Shares have been, and, upon issuance following the conversion of the Preferred Shares, the Conversion Shares will be, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.

                              Very truly yours,

                              /s/ Palmer & Dodge LLP
                              PALMER & DODGE LLP